Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fiscal Year 2015 First Quarter Distribution of $0.32 Per Share and Announces Fiscal Year 2015 First Quarter Financial Results

CHICAGO, IL, February 6, 2015 – Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for the first fiscal quarter ended December 31, 2014.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS
(in thousands, expect per share data)

	December 31, 2014	September 30, 2014
Investment portfolio, at fair value	$1,400,726	$1,347,612
Total assets	$1,460,583	$1,443,388
Net asset value per share	$15.55	$15.55

	Quarter Ended
	December 31, 2014	September 30, 2014
Investment income	$27,545	$30,658
Net investment income	$14,557	$14,850
Net gain on investments and secured borrowings	$615	$5,332
Net increase in net assets resulting from operations	$15,172	$20,182

Net investment income per share	$0.31	$0.32
Net gain on investments and secured borrowings per share	$0.01	$0.11
Net earnings per share	$0.32	$0.43

First Fiscal Quarter 2015 Highlights

•	Net investment income for the quarter ended December 31, 2014 was $14.6 million, or $0.31 per share, as compared to $14.9 million, or $0.32 per share, for the quarter ended September 30, 2014;

•	Net gain on investments and secured borrowings for the quarter ended December 31, 2014 was $0.6 million, or $0.01 per share, as compared to $5.3 million, or $0.11 per share, for the quarter ended September 30, 2014;

•	Net increase in net assets resulting from operations for the quarter ended December 31, 2014 was $15.2 million, or $0.32 per share, as compared to $20.2 million, or $0.43 per share, for the quarter ended September 30, 2014; and

•	Our board of directors declared a quarterly distribution on February 3, 2015 of $0.32 per share, payable on March 27, 2015 to stockholders of record as of March 20, 2015.

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Portfolio and Investment Activities

As of December 31, 2014, the Company had investments in 147 portfolio companies with a total fair value of $1,361.0 million and had investments in subordinated notes and limited liability company (“LLC”) interests in Senior Loan Fund LLC (“SLF”) with a total fair value of $39.7 million. This compares to the Company’s portfolio as of September 30, 2014, as of which date the Company had investments in 145 portfolio companies with a total fair value of $1,312.8 million and had investments in subordinated notes and LLC interests in SLF with a total fair value of $34.8 million. Investments in portfolio companies, excluding SLF, as of December 31, 2014 and September 30, 2014 consisted of the following:

	As of December 31, 2014		As of September 30, 2014
	Investments	Percentage of	Investments	Percentage of
Investment	at Fair Value	Total	at Fair Value	Total
Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$245,689	18.0%	$262,859	20.0%
One stop	1,005,954	73.9	940,729	71.7
Second lien	59,457	4.4	59,964	4.6
Subordinated debt	3,724	0.3	3,710	0.3
Equity	46,197	3.4	45,519	3.4
Total	$1,361,021	100.0%	$1,312,781	100.0%

The following table shows the asset mix of our new origination commitments for the three months ended December 31, 2014:

	For the three months ended December 31, 2014
	(In thousands)	Percentage of Commitments

Senior secured	$77,297	52.8%
One stop	62,747	42.9
Subordinated notes in SLF	3,281	2.2
LLC equity interests in SLF	1,619	1.1
Equity securities	1,516	1.0
Total new investment commitments	$146,460	100.0%

Overall, total investments at fair value increased by $53.1 million during the three months ended December 31, 2014 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses).

For the three months ended December 31, 2014, the weighted average annualized investment income yield (which includes interest and fee income and amortization of capitalized fees and discounts) and the weighted average annualized income yield (which excludes income resulting from amortization of capitalized fees and discounts) on the fair value of earning investments in the Company’s portfolio were 8.3% and 7.8%, respectively.

2

Consolidated Results of Operations

Total investment income for the three months ended December 31, 2014 and September 30, 2014 was $27.5 million and $30.7 million, respectively. This $3.1 million decrease was primarily attributable to lower prepayment fees and fee amortization as a result of slower portfolio runoff in the three months ended December 31, 2014.

Total expenses for the three months ended December 31, 2014 and September 30, 2014 were $13.0 million and $15.8 million, respectively. This $2.8 million decrease was primarily due to a decrease in incentive fee expense.

During the three months ended December 31, 2014, the Company recorded a net realized gain of $1.7 million and recorded net unrealized depreciation of $1.1 million. The net realized gain was primarily the result of the sale of two equity investments during the quarter. The net unrealized depreciation was primarily related to a reversal of net unrealized appreciation on the equity investments sold during the quarter, partially offset by net unrealized appreciation on several middle-market debt and equity investments.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitizations, U.S. Small Business Administration (“SBA”) debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investment in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities to finance its investment objectives.

As of December 31, 2014, the Company had cash and cash equivalents of $5.7 million, restricted cash and cash equivalents of $35.7 million and $714.7 million of debt and secured borrowings outstanding. As of December 31, 2014, the Company had $120.1 million of commitments and $61.0 million available for additional borrowings on its revolving credit facilities, subject to leverage and borrowing base restrictions. As of December 31, 2014, the Company had $16.2 million of additional SBA debentures available, subject to customary SBA regulatory requirements.

On February 3, 2015, the Company’s board of directors declared a quarterly distribution of $0.32 per share, payable on March 27, 2015 to holders of record as of March 20, 2015.

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Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance rating:

Internal Performance Ratings
Rating	Definition

5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.

4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.

3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.

2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments.

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of December 31, 2014 and September 30, 2014:

	December 31, 2014		September 30, 2014
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$155,411	11.1%	$129,806	9.7%
4	1,135,019	81.0	1,144,232	84.9
3	99,707	7.1	68,944	5.1
2	10,584	0.8	4,625	0.3
1	5	0.0 *	5	0.0 *
Total	$1,400,726	100.0%	$1,347,612	100.0%

* Represents an amount less than 0.1%.

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Conference Call

The Company will host an earnings conference call at 1:00 p.m. (Eastern Time) on Monday, February 9, 2015 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 741-8620 approximately 10-15 minutes prior to the call; international callers should dial (212) 231-2918. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Relations link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 12.31.14 Investor Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 3:00 p.m. (Eastern Time) on March 11, 2015. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21759578.

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	December 31, 2014	September 30, 2014
Assets	(unaudited)	(audited)
Investments, at fair value (cost of $1,391,805 and $1,337,580, respectively)	$1,400,726	$1,347,612
Cash and cash equivalents	5,740	5,135
Restricted cash and cash equivalents	35,686	74,808
Interest receivable	6,185	5,791
Deferred financing costs	9,436	9,515
Receivable for open trades	2,232	-
Other assets	578	527
Total Assets	$1,460,583	$1,443,388

Liabilities
Debt	$714,650	$697,150
Secured borrowings, at fair value (proceeds of $376 and $384, respectively)	380	389
Interest payable	4,455	3,196
Management and incentive fees payable	5,853	8,451
Accounts payable and accrued expenses	1,468	1,397
Accrued trustee fees	59	66
Total Liabilities	726,865	710,649

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized,
zero shares issued and outstanding as of December 31, 2014 and September 30, 2014.	-	-
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 47,171,518 and 47,119,498 shares issued and outstanding as of December 31, 2014 and September 30, 2014,
respectively	47	47
Paid in capital in excess of par	721,364	720,479
Undistributed net investment income	3,106	3,627
Net unrealized appreciation (depreciation) on investments and secured borrowings	11,583	12,694
Net realized gain (loss) on investments	(2,382)	(4,108)
Total Net Assets	733,718	732,739
Total Liabilities and Total Net Assets	$1,460,583	$1,443,388

Number of common shares outstanding	47,171,518	47,119,498
Net asset value per common share	$15.55	$15.55

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Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three months ended
	December 31, 2014	September 30, 2014
	(unaudited)
Investment income
Interest income	$27,319	$28,840
Dividend income	18	536
Fee income	208	1,282

Total investment income	27,545	30,658

Expenses
Interest and other debt financing expenses	5,694	5,987
Base management fee	4,821	4,650
Incentive fee	1,071	3,833
Professional fees	629	574
Administrative service fee	607	548
General and administrative expenses	166	216

Total expenses	12,988	15,808

Net investment income	14,557	14,850

Net gain (loss) on investments
Net realized gain (loss) on investments	1,726	10,290
Net change in unrealized appreciation (depreciation) on investments
and secured borrowings	(1,111)	(4,958)

Net gain (loss) on investments and secured borrowings	615	5,332

Net increase in net assets resulting from operations	$15,172	$20,182

Per Common Share Data
Basic and diluted earnings per common share	$0.32	$0.43
Dividends and distributions declared per common share	$0.32	$0.32
Basic and diluted weighted average common shares outstanding	47,121,194	47,067,990

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ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“Golub Capital BDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Golub Capital BDC invests primarily in senior secured, one stop, second lien and subordinated loans of middle-market companies that are often sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital is a nationally recognized credit asset manager with over $10 billion of capital under management. Golub Capital has three highly complementary business lines: Middle Market Lending, Broadly Syndicated Loans and Opportunistic Credit. Golub Capital’s lending offices are located in Chicago, New York and San Francisco. For more information, please visit the firm’s website at www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

Source: Golub Capital BDC, Inc.

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